PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH  45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
January 17, 2006                          (740) 373-3155


                         PEOPLES BANCORP INC. AUTHORIZES
                           REPURCHASE OF COMMON SHARES
                -------------------------------------------------
                  Four Board members nominated for re-election

         MARIETTA, Ohio - At its regular meeting last week, the Board of Directors of Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) adopted a stock repurchase plan authorizing the repurchase in 2006 of up to 425,000 (or approximately 4%) of Peoples' outstanding common shares from time to time in open market transactions.
         The repurchased common shares will be held as treasury shares and are anticipated to be used for future exercises of stock options granted under Peoples' stock option plans, purchases of common shares for Peoples' Dividend Reinvestment Plan, future issuances of common shares in connection with Peoples' deferred compensation plans, potential acquisitions and other general corporate purposes.
         The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws. The stock repurchase plan will expire on December 31, 2006, and the common shares purchased will not exceed an aggregate purchase price of $11.5 million.
         In other action, Peoples' Board members Carl L. Baker, Jr., George W. Broughton, Wilford D. Dimit and Richard Ferguson were nominated for re-election by the Shareholders at the Annual Meeting to be held on April 13, 2006. Each nominee is up for re-election as a director of Peoples for a three-year term expiring in 2009.
         Peoples also announced it will release 2005 earnings before the market opens on January 24, 2006. Peoples' executive management will conduct a facilitated conference call to discuss fourth quarter and 2005 results of operations at 11:00 a.m. Eastern Standard Time on the same date. Analysts, media and individual investors are invited to participate in the conference call by calling 877-407-8033. A simultaneous webcast of the conference call audio can be accessed via the Investor Relations section on Peoples' website, www.peoplesbancorp.com, where a replay will also be available.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ National Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE